Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 1, 2010, with respect to the consolidated financial statements, and internal control over financial reporting of Rubicon Technology, Inc. incorporated by reference in the Registration Statement (Form S-3, No. 333-167272). We consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Madison, Wisconsin
June 15, 2010